EXHIBIT 5.1


                                September 7, 1999



Board of Directors
The Cobalt Group, Inc.
2030 First Avenue, Suite 300
Seattle, WA 98121


     We have acted as counsel for The Cobalt Group, Inc. ("Cobalt") in connection with the filing of a Registration Statement on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended, covering an aggregate of 3,941,000 shares of common stock, $.01 par value, of Cobalt (the "Shares") issuable in connection with Cobalt's 1995 Stock Option Plan, as amended, and Cobalt's 1999 Employee Stock Purchase Plan (collectively, the "Plans"). We have reviewed the corporate actions of Cobalt in connection with this matter and have examined those documents, corporate records, and other instruments we deemed necessary for the purposes of this opinion.

     Based on the foregoing, it is our opinion that the Shares have been duly authorized and, when issued pursuant to the Plans and in accordance with the resolutions adopted by the Board of Directors of Cobalt, will be legally issued, fully paid, and nonassessable.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                       Very truly yours,

                                       STOEL RIVES LLP